EXHIBIT 99.1

Shockwave Medical Reports Second Quarter 2020 Financial Results

SANTA CLARA, Calif., Aug. 11, 2020 (GLOBE NEWSWIRE) -- Shockwave Medical, Inc. (Nasdaq: SWAV), a pioneer in the development and commercialization of Intravascular Lithotripsy (IVL) to treat complex calcified cardiovascular disease, today reported financial results for the three months ended June 30, 2020.

Recent Highlights

  Recognized revenue of $10.3 million for the second quarter of 2020, representing a 3% increase over the second quarter of 2019
  Completed enrolment in the CAD III pivotal study of IVL for coronary use in the United States
  Completed enrolment in the CAD IV pivotal study of IVL for coronary use in Japan
  Received codes from the Centers for Medicare and Medicaid (CMS) for IVL procedures performed in peripheral arteries in both the hospital outpatient and inpatient settings
  Expanded the U.S. Field team from 78 to 85 members
  Completed an underwritten public offering raising $83.4 million in net proceeds

“The progress we made during this past quarter, despite the hurdles and challenges of COVID-19, reflects the commitment and strength of our team and the uniqueness of our proprietary IVL technology,” said Doug Godshall, President and Chief Executive Officer of Shockwave Medical. “The continued interest and demand for IVL has really demonstrated how highly valued Shockwave’s technology continues to be as a safe, effective, efficient option for our customers who treat severely calcified cardiovascular disease.  All of us at Shockwave have a great deal of gratitude and respect for our partners on the provider side of the system for their dedication to patients, particularly under such challenging conditions.  We are honored to have been given an opportunity to work with so many extraordinary healthcare professionals.”

Second Quarter 2020 Financial Results
Revenue for the second quarter of 2020 was $10.3 million, an increase of $0.3 million, or 3%, compared to the second quarter of 2019. The growth was primarily driven by a steady recovery as elective procedure volumes continued to increase in May and June following a significant reduction in April.

Gross profit for the second quarter of 2020 was $6.7 million compared to $5.9 million for the second quarter of 2019. Gross margin for the second quarter of 2020 was 65%, as compared to 59% in the same period of last year.  Contributors to gross margin improvement included continued improvement in manufacturing productivity and process efficiencies as well as geographic mix and improved cost efficiencies.

Operating expenses were $24.7 million for the second quarter of 2020 compared to $17.1 million in the corresponding prior year period, a 44% increase from the same quarter in 2019, primarily driven by increases in headcount since the year ago period.

Net loss was $18.1 million in the second quarter of 2020, as compared to $10.6 million in the corresponding period of the prior year. Net loss per share was $0.56 in the second quarter of 2020.

Cash, cash equivalents and short-term investments totaled $231.4 million as of June 30, 2020. This number includes net proceeds of $83.4 million from the follow-on financing completed in June.

2020 Financial Guidance
Shockwave Medical withdrew its previously announced annual guidance for 2020 on April 6, 2020 due to the COVID-19 pandemic. Due to uncertainties as to the continued scope and duration of the COVID-19 pandemic, Shockwave is unable to estimate the pandemic’s impact on operations and financial results and is not issuing 2020 financial guidance at this time.

Conference Call
Shockwave Medical will host a conference call at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time on Tuesday, August 11, 2020 to discuss its second quarter 2020 financial results. The call may be accessed through an operator by dialing (866) 795-9106 for domestic callers or (470) 495-9173 for international callers, using conference ID: 8889064. A live and archived webcast of the event will be available at https://ir.shockwavemedical.com.

About Shockwave Medical, Inc.
Shockwave Medical is focused on developing and commercializing products intended to transform the way calcified cardiovascular disease is treated.  Shockwave aims to establish a new standard of care for the interventional treatment of atherosclerotic cardiovascular disease through differentiated and proprietary local delivery of sonic pressure waves for the treatment of calcified plaque, which Shockwave refers to as Intravascular Lithotripsy (IVL). IVL is a minimally invasive, easy-to-use and safe way to significantly improve patient outcomes. To view an animation of the IVL procedure and for more information, visit www.shockwavemedical.com.

Forward-Looking Statements
This press release contains statements relating to Shockwave’s expectations, projections, beliefs, and prospects (including statements regarding Shockwave’s product development outlook), which are “forward-looking statements” within the meaning of the federal securities laws and by their nature are uncertain. Words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plans,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to statements about: the impact of the COVID-19 pandemic on our operations, financial results, and liquidity and capital resources, including on our sales, expenses, supply chain, manufacturing, research and development activities, clinical trials and employees; our ability to design, develop, manufacture and market innovative products to treat patients with challenging medical conditions, particularly in peripheral artery disease, coronary artery disease and aortic stenosis; our expected future growth, including growth in international sales; the size and growth potential of the markets for our products, and our ability to serve those markets; the rate and degree of market acceptance of our products; coverage and reimbursement for procedures performed using our products; the performance of third parties in connection with the development of our products, including third-party suppliers; regulatory developments in the United States and foreign countries; our ability to obtain and maintain regulatory approval or clearance of our products on expected timelines; our plans to research, develop and commercialize our products and any other approved or cleared product; our ability to scale our organizational culture of cooperative product development and commercial execution; the development, regulatory approval, efficacy and commercialization of competing products; the loss of key scientific or management personnel; our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act; our ability to develop and maintain our corporate infrastructure, including our internal controls; our financial performance and capital requirements; and our expectations regarding our ability to obtain and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others. These forward-looking statements are only predictions based on our current expectations and projections about future events.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.  These factors, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including in Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC, and in our other periodic and other reports filed with the SEC. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Media Contact:
Scott Shadiow
+1.317.432.9210
sshadiow@shockwavemedical.com

Investor Contact:
Debbie Kaster
investors@shockwavemedical.com

SHOCKWAVE MEDICAL, INC.
Balance Sheet Data (unaudited)
(in thousands)
	June 30, 2020	December 31, 2019

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$218,296	$139,045
Short-term investments	13,109	56,304
Accounts receivable, net	6,365	7,377
Inventory	23,427	12,074
Prepaid expenses and other current assets	3,117	1,897
Total current assets	264,314	216,697
Operating lease right-of-use assets	8,130	8,825
Property and equipment, net	13,287	4,910
Other assets	1,622	1,506
TOTAL ASSETS	$287,353	$231,938
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,562	$2,790
Term notes, current portion	—	6,667
Accrued liabilities	14,381	13,777
Lease liability, current portion	798	774
Total current liabilities	17,741	24,008
Lease liability, noncurrent portion	7,903	8,125
Term notes, noncurrent portion	16,286	7,152
TOTAL LIABILITIES	41,930	39,285
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	34	31
Additional paid-in capital	460,235	370,561
Accumulated other comprehensive income	21	35
Accumulated deficit	(214,867)	(177,974)
TOTAL STOCKHOLDERS’ EQUITY	245,423	192,653
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$287,353	$231,938

SHOCKWAVE MEDICAL, INC.
Statement of Operations Data
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Product revenue	$10,286	$10,012	$25,483	$17,282
Cost of revenue:
Cost of product revenue	3,592	4,133	9,243	7,205
Gross profit	6,694	5,879	16,240	10,077
Operating expenses:
Research and development	8,101	6,926	19,991	14,410
Sales and marketing	11,206	6,961	21,617	12,831
General and administrative	5,398	3,245	11,622	6,247
Total operating expenses	24,705	17,132	53,230	33,488
Loss from operations	(18,011)	(11,253)	(36,990)	(23,411)
Interest expense	(306)	(250)	(583)	(495)
Change in fair value of warrant liability	—	—	—	(609)
Other income, net	220	913	724	1,133
Net loss before taxes	(18,097)	(10,590)	(36,849)	(23,382)
Income tax provision	21	18	44	25
Net loss	$(18,118)	$(10,608)	$(36,893)	$(23,407)
Net loss per share, basic and diluted	$(0.56)	$(0.38)	$(1.16)	$(1.25)
Shares used in computing net loss per share, basic and diluted	32,156,476	28,002,887	31,900,259	18,735,307